TIAA-CREF Individual & Institutional Services, LLC 730 Third Avenue New York, NY 10017-3206	Angela Kahrmann SMD, President and CEO, TC Services (860) 723-8609 (tele) Angela.Kahrmann@tiaa.org

April 27, 2022

VIA EDGAR

Division of Corporation Finance
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-4644
Mail Stop 3233
Attention: Joseph Ambrogi, Staff Attorney

    Re:     TIAA Real Estate Account
Pre-Effective Amendment No. 1 to Registration Statement on Form S-1
(as amended, the “Registration Statement”) (File No. 333-263515)

Commissioners:

    Pursuant to Rule 461 under the Securities Act of 1933, the undersigned, as principal distributor for the TIAA Real Estate Account (the “Company”), hereby joins a request by Teachers Insurance and Annuity Association of America, on behalf of the Company, to accelerate the effectiveness date of the Company’s above-captioned Registration Statement for certain variable annuity contract accumulation units as soon as reasonably practicable by 9:00 a.m. EDT on Friday, April 29, 2022.

Very truly yours,

TIAA-CREF INDIVIDUAL & INSTITUTIONAL
SERVICES, LLC

By: /s/ Angela Kahrmann
Name: Angela Kahrmann
Title: SMD, President & CEO, TC Services

FST/fst
cc: F. Scott Thomas, Esq. (via interoffice)